Comiskey & Company Professional Corporation

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation into the S-1 Registration Statement of DMC Beverage Corp. of our report dated March 7, 2013, on our audits of the financial statements of DMC Beverage Corp. for the years ended August 31, 2012 and 2011.

Denver, Colorado
August 26, 2013

Comiskey & Company

PROFESSIONAL CORPORATION